EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

	State of their jurisdiction of	Other names under
	incorporation or	which subsidiary does
Name of subsidiary	organization	business
StoresOnline, Inc.	Delaware	None
StoresOnline International, Inc.	Delaware	None
StoresOnline International, Ltd.	United Kingdom	None
StoresOnline International Canada, ULC	Alberta, Canada	None
Galaxy Mall, Inc.	Wyoming	None
Avail 24/7, Inc.	Delaware	None
Internet Training Group, Inc.	Delaware	None
Crexendo Business Solutions, Inc.	Arizona	None